Exhibit 10.02

ASPEN EXPLORATION CORPORATION

AMENDED ROYALTY AND WORKING INTEREST PLAN

     The Corporation believes that a portion of the compensation for executives and other personnel directly supporting exploratory or development ventures for oil and gas and other mineral should be measured by the success of such operations. The Royalty and Working Interest Plan (the “Plan”) has been established to provide this element of compensation.

ARTICLE I DEFINITIONS

     Section 1.01. The term “Corporation” means Aspen Exploration Corporation, a Delaware corporation.

     Section 1.02. The “Management Committee” shall have responsibility for administration of the Plan. The Management Committee shall be appointed by the board of directors of the Corporation and shall consist of three persons who shall serve until their successors are appointed and approved by the board of directors. Any action taken by the Management Committee shall require the concurrence of not less than two members of such committee. The Management Committee shall have the responsibility of reviewing and designating royalties and working interests hereunder.

     Section 1.03. The term “Participants” means employees of the Corporation who are designated by the Management Committee as having direct responsibility relating to:

     (a) Identification and selection of exploratory or development prospects in which the Corporation participates in oil and gas drilling;

     (b) Evaluating and operating exploratory or development wells;

     (c) Evaluation and acquisition of producing properties;

     (d) Originating, evaluating, assessing and sampling, testing and mapping of mineral prospects or properties other than oil and gas;

     (e) Identification and selection of mineral prospects and properties other than oil and gas.

ARTICLE II PLAN PROPERTIES

     Section 2.01. Selection of Properties. The Management Committee shall select an overriding royalty or similar interest of an Exploratory or Development Property or Other Mineral Property for distribution to the Participants in the Plan. The basis for allocating an interest shall be documented and placed in a file of the Management Committee. The selection of properties shall be based upon all relevant factors such as sound corporate management and existing royalty burdens on the property.

     Section 2.02. Limitation on Properties. The total overriding royalty or similar interest set aside for distribution to the Participants in an Exploratory of Development Property or Other Mineral Property shall be determined by the Management Committee.

ARTICLE III

PARTICIPANTS’ INTERESTS

     Section 3.01. Selection of Participants. The Participant (s) in a designated property shall be selected in the sole discretion of the Management Committee. Once an overriding royalty working interest of other interest is determined and the Participants for that interest selected, the number of Participants may not be changed unless an additional interest is set aside for distribution to Participants in the Plan.

     Section 3.02. Notification and Assignment. The Management Committee shall promptly notify each Participant of his interest in the property. When all Participants in a property and their respective interests are determined, the Corporation shall cause an appropriate assignment of each Participant’s interest to be made to him.

ARTICLE IV MISCELLANEOUS

     Section 4.01. Decisions of the Corporation are final. All decisions concerning the Plan made by the Corporation shall be final and binding on all Participants in the Plan. Additional interests in Properties set aside for distribution to Participants in the Plan may be assigned to additional Participants in the discretion of the Management Committee but no participant’s interest in a property, once assigned, may decrease.

     Section 4.02. Records of Management Committee. The Management Committee shall maintain records, available for inspection by Participants at all convenient times, showing all properties which form a basis for the interests in the Plan and the relative interests of the Participants in the properties.

ARTICLE V

TERMINATION AND AMENDMENT

     The Management Committee reserves the right to amend or terminate the Plan at any time, without prior notice. Each amendment or termination shall be effective on the date that the Management Committee shall determine. No amendment or termination of the Plan shall affect the interests in any properties assigned to the Participants.

Dated this __2nd____ day of _____February_________, 1986.

ASPEN EXPLORATION CORPORATON

/s/ R. V. Bailey______________________ R. V. Bailey, Chairman

/s/ Robert F. Sheldon_________________ Robert F. Sheldon, Director /s/ R. G. Talley______________________ R. G. Talley, Director